UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2008

KANDI TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-123735	87-0700927
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86 - 0579) 82239700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 23, 2008, Kepei Xie and Jing Feng Ying resigned from the Board of Directors (the “Board”) of Kandi Technologies, Corp. (the “Company”). Mr. Xie was a member of the Company’s Audit Committee, Compensation Committee and Nominations/Corporate Governance Committee. Mr. Ying was a member of the Company’s Compensation Committee and Nominations/Corporate Governance Committee.

On May 23, 2008, Zhengming Yao and Min Qian were elected to the Board of the Company by unanimous approval of the Board, effective immediately. Both Mr. Yao and Mr. Qian are independent directors, in accordance with the rules of the NASDAQ Stock Market, Inc. Marketplace Rules.

Mr. Yao graduated from the Zhejiang Institute of Finance and Economics in January 1980, after which he was assigned to work in the Yongkang Finance Bureau. Over the course of his career, Mr. Yao worked in several capacities for the Chinese government, including as Vice Director of the Finance Bureau in Yongkang (1988-1996), Director of Foreign Trade Bureau (1996-1997), Director of the Communications Bureau (1998-2003) and Director of the Science and Technology Bureau (2003-2007). He is currently the Director of the Development Bureau.

Mr. Qian received his B.A. from Southwest University of Science and Technology, located in Minyang, China in 2005. Over the course of his career, Mr. Qian worked as a Director and Vice President of the Agricultural Bank of China, Yongkang Branch (1990-2008) and is currently the General Manager of Zheshang Bank Co., Ltd.

The Board has appointed Mr. Yao to be a member of the Company’s Audit Committee, Compensation Committee and Nominations/Corporate Governance Committee. The Board has appointed Mr. Qian to be a member of the Company’s Compensation Committee and Nominations/Corporate Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2008

KANDI TECHNOLOGIES, CORP.

By:	/s/ Hu Xiaoming
Name:	Hu Xiaoming
Title:	President and CEO